Exhibit 99.1

CORPORATE PARTICIPANTS

Mike Lawless

PerkinElmer—VP of IR

Greg Summe

PerkinElmer—Chairman and CEO

Marc Beer

ViaCell, Inc.—President and CEO

Rob Friel

PerkinElmer—President and COO

Jeff Capello

PerkinElmer—CFO

CONFERENCE CALL PARTICIPANTS

Joel Sendek

Lazard Capital Markets—Analyst

Quintin Lai

Robert W. Baird—Analyst

Jennifer Chao

Deutsche Bank—Analyst

Paul Knight

Thomas Weisel Partners—Analyst

Jon Groberg

Merrill Lynch—Analyst

Derek De Bruin

UBS—Analyst

Tony Butler

Lehman Brothers—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the conference call for the PerkinElmer’s acquisition of ViaCell. My name is Shantalay and I will be your facilitator for today’s call. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to Mr. Mike Lawless, Vice President of Investor Relations. Please proceed, sir.

Mike Lawless —PerkinElmer—VP of IR

Good afternoon and welcome to the PerkinElmer conference call to announce an agreement for the acquisition of ViaCell by PerkinElmer. If you have not received a copy of the press release announcing this transaction, you may obtain one from the Investors section of our website at www.perkinelmer.com or from our toll-free investor hotline at 1-877-PKI-NYSE.

Please note that the call is being webcast live and will be archived on our website until October 8, 2007.

Before we begin, we need to remind everyone of the Safe Harbor statements that have outlined in our press release issued earlier today, and those in our SEC filings.

Any forward-looking statements made today represent our views only as of today. We disclaim any obligation to update forward-looking statements in the future, even if our estimates change. So you should not rely on any of today’s forward-looking statements as representing our views as of any date after today.

I am now pleased to introduce the Chairman and Chief Executive Officer of PerkinElmer, Greg Summe.

Greg Summe —PerkinElmer—Chairman and CEO

Thank you, Mike. Good afternoon, everyone. Thank you for joining us on this call. I’m very pleased to announce that PerkinElmer and ViaCell have signed a definitive agreement for PerkinElmer to acquire ViaCell for $7.25 per share or approximately $260 million in net cash consideration.

With me to discuss this in more detail are Marc Beer, who is the President and Chief Executive Officer of ViaCell; Rob Friel, PerkinElmer’s President and Chief Operating Officer; and Jeff Capello, our Chief Financial Officer.

I will give a brief overview of the transaction, Marc Beer will give his perspective on the growth opportunity, and Rob Friel will discuss the market fit, synergy and financial outlook. The four of us will then be available for questions and we will close the call.

ViaCell Corporation is centered around a fast-growing service business that processes and preserves stem cells from umbilical cord blood for future medical use, for example, in transplants to cure sickle cell anemia and leukemia. Overall, some 40 different diseases are treatable today, and we expect that number to keep growing. They are one of the leading providers in this market and have an excellent reputation for product quality and service.

They’re also doing very important development work on cell-based therapies. However, this is not a focus for PerkinElmer, and therefore we intend to divest these businesses. We believe that ViaCell is an excellent addition to our Genetic Screening business to expanding our neonatal product range and strengthening our OB/GYN distribution capabilities, along with adding a unique and powerful direct marketing channel for prospective parents.

The additional resource in the OB/GYN channel will be helpful in accelerating the growth of our existing prenatal screening business, and the direct-to-parent channel gives us the potential capability to offer supplemental and enhanced neonatal screening services.

Financially, we believe this is an attractive transaction. It is accretive to our top-line growth rate, as well as, over time, to our adjusted EPS and cash flow generation.

I am now going to turn the comments over to Marc Beer, who will talk about the outlook for growth.

Marc Beer —ViaCell, Inc.—President and CEO

Thank you, Greg. First off, I want to say how extremely excited I am about the strategic fit of this transaction. This combination creates a very strong player in the arena of newborn health. This transaction also creates a great opportunity for both PerkinElmer and ViaCell employees to leverage their strengths, our commercial strengths — we are a real leader, and it positions us for rapid development growth with the assets and the capabilities of PerkinElmer.

I would like to comment just on the market as a whole. The umbilical cord stem cell market is a market that for the last five to seven years we have been investing in, and it is at its infancy from a penetration standpoint. We have given guidance of mid to high $60 million range for ‘07 revenue, and historically we have grown at a 20%-plus growth annually.

We are at a point where we have exceeded the 130,000 customer base and growing. And we have been primarily focused in the U.S., and we look forward to leveraging this valuable product that is currently underpenetrated in the U.S. — we look forward to leveraging it on a global basis. But we have a significant investment in sales and marketing capabilities in the U.S. that we look forward to leveraging with the other assets that PerkinElmer brings to the table.

And we look at quality as number one, so we are one of the few companies that has published the data that we have generated from our ViaCord brand on an ongoing basis and view ourselves as the highest-quality product offering in this category.

I would like to comment a little bit about the category of privately banking umbilical cord stem cells. This is a field that was enabled back in 1988 with the first transplant that was done on a rare disease called Fanconi anemia. And that disease — that patient was transplanted with cord blood, actually, in Europe, which demonstrated the value of cord blood as a transplantable product, but not really the value of banking cord blood. But in the last 15-plus years, academia has moved this category forward in the potential uses of cord blood in different diseases. And today, routinely, cord blood is used in over 40 diseases that fall into the category of genetic diseases and hematologic malignancies.

There are greater than 8000 cord blood transplants that have been done on a global basis. And we still think that this market is in its infancy. We believe right now that there is less than 4% penetration of the 4 million birthing lives in the U.S. And looking at a number of different metrics, it looks like this market could grow to greater than 30% of the 4 million lives, which would make it a $1 billion-plus market opportunity in the U.S. with the capability of leveraging it on a global basis.

As I said, most of the diseases that you can transplant with cord blood fall into two categories — hematologic malignancies, or blood cancers, and genetic diseases. I think you can see the synergies between the leading genetic screening company and a company that is enabling a new therapeutic class — cord blood stem cells.

Let me comment a minute about our infrastructure. ViaCell has focused on an infrastructure in the U.S., both a physician-focused infrastructure and a patient-focused. So we currently have approximately 55 sales representatives that call on the OB in the high birthing populated cities. And we also have a consumer focus where we have approximately 50 inside sales reps that communicate every day with the birthing population. So the combination of our physician OB focus and our patient focus has been what has enabled us to move this category forward to date. And I think we will marry it up well with the assets that PerkinElmer already has.

With that, let me turn it over to Rob.

Rob Friel — PerkinElmer—President and COO

Thank you, Marc. Over the last couple weeks, we have had the opportunity to meet a number of the ViaCell employees. And I have to say, we have been very impressed with the organizational capability that Marc and his team has assembled.

This afternoon, I will discuss the strategic rationale for this combination, which should give you a sense of why we’re so excited about this transaction.

If you turn to page 7 of the presentation, you will see at a macro level what each party brings to this marriage. PerkinElmer brings our world leadership position in neonatal and first trimester prenatal screening. In addition to the neonatal test, where we now can screen for over 50 disorders, we also have a number of proprietary markers for the detection of several pregnancy-related disorders.

With our acquisition of Spectral Genomics last year, we have an emerging capability in cytogenetics and molecular diagnostics, as well as a significant global reach, as more than half of our revenue is outside the U.S.

ViaCell brings a leadership position as the innovator in the umbilical cord stem cell testing and preservation business. As Marc just discussed, this is a rapidly growing market that has really been fueled by the continued growth in the number of disorders that are treatable with cord blood. Additionally, ViaCell has a large sales and marketing organization focused on the OB/GYN sales channel and a well-established presence in the direct-to-patient marketing channel. The combination of the two firms will create an industry leader in serving prenatal and neonatal health.

Turning to slide 8, when you look at this transaction in the context of other acquisitions completed in our Genetic Screening business, you can see that ViaCell builds on the services that we can provide for the health of a mother and baby. We believe that we have assembled a series of assets and capabilities that can stand from preconception through the stages of the pregnancy and into early childhood. As you can see from the bottom of page 8, these have the potential to be large markets and are all growing in excess of 15%.

In the prenatal and neonatal markets, we have an extensive offering of tools, content and service, whereas in the areas of preconception and early childhood today, we have a more limited offering, but expect that to expand in the future.

This deal brings a number of synergy opportunities across several areas of Genetic Screening. Turning to slide 9, if we look at the U.S. prenatal area, primarily NTD, this year we will screen around 300,000 pregnant women as we will have captured this with a sales force of 10 people. ViaCell brings 55 field reps calling on 17,000 OBs nationally. With six times more people in the field, we should see an increase in our ability to capture a higher percentage of pregnancies.

In addition, greater resources in the channel will give us a stronger platform on which we can launch future product introductions in the prenatal testing area. As I mentioned previously, we hold the global rights to develop assay kits for the ADAM12 biochemical marker, which has broad potential in maternal health screening for fetal chromosomal abnormalities. Additionally, we have rights for PP13, a potential biomarker for identifying patients at risk for preeclampsia.

In the newborn area, the standard of care is to screen for 29 disorders. We have the capability to screen for over 50 genetic disorders. While we have a sales force in the U.S., these individuals are focused on selling to the private reference and state-owned labs. ViaCell has a direct-to-consumer marketing arm and 50 inside salespeople that talk to hundreds of thousands of expecting parents each year. This channel will provide us an opportunity to provide additional tests outside the mandated menu in each state.

With our acquisition of Spectral Genomics last year, as I mentioned, we are building a presence in molecular diagnostics. In the future, a combination of offering cord blood banking with an optional panel of future laboratory tests should provide us the opportunity to more rapidly grow in this area. And finally, as I mentioned on my first slide, we bring significant global scale and reach. Today, ViaCell’s revenue is entirely domestic, whereas 95% of the babies born are outside the U.S. So this transaction brings an opportunity to capture more pregnant women, increase the number of tests we do and increase the value we deliver to our customers.

Turning to slide 10, you can see this depicted, as our equation for growth has been to create multiple touch points, multiple tests and increase the value to our customer by expanding from screening to diagnostics to monitoring or treating the disease. Currently, we touch roughly 25% of all pregnancies or newborns in the world, and our content per pregnancy or newborn is well under $100.

Our goal is to increase that significantly through three levers. First of all, we have the opportunity to provide multiple testing opportunities from preconception to early childhood. The pregnant woman and her clinician become the key decision-makers and the key access point. Our ambitions are to capture the pregnant woman or pregnant to be early on both through our professional channel and a direct-to-consumer channel. We already have an extensive menu of tests for prenatal testing through NPD, and for newborn testing through our historical business. By addressing severe complications like preeclampsia and preterm birth, with several of our new markers, we will significantly increase our test menus.

Historically, we have focused solely on screening, but with the acquisition of Spectral Genomics, we already have taken steps closer to diagnostics. ViaCell expands us further into treatment and adds a third dimension to our growth strategy. A good example of future opportunities is the screening for Krabbe disorder, which is one of the lysosomal storage disorders or LSD. If diagnosed with Krabbe disease, the treatment is a stem cell transplant.

This is another example of where we see significant synergies between PerkinElmer and ViaCell. The opportunity is significant to both increase our penetration in the market as well as increase our revenue per child, as we believe ViaCell accelerates us on our path to achieving this.

On slide 11, let me review the key financial aspects of the deal. As Greg mentioned, PerkinElmer has agreed to pay $7.25 a share in cash for ViaCell. Net of cash on ViaCell’s balance sheet, the total consideration is $260 million. This valuation is slightly less than four times 2007 revenue based on analysts’ consensus of $67 million for the year. You can see that this is a business that has the potential for significant operating margins as the gross margin is currently in excess of 80%.

Assuming the transaction closes in the fourth quarter of 2007, we assume it will be $0.01 dilutive to our fourth-quarter 2007 adjusted EPS results. Additionally, we expect it to be $0.03 to $0.05 dilutive in 2008 and that it will become $0.02 to $0.03 accretive in 2009. We expect that the purchase will be financed by PerkinElmer through existing cash on hand, borrowings under the credit facility or a new long-term debt instrument.

Lastly, I do want to remind everyone that this transaction is subject to the customary conditions, including successful completion of the tender offer and HSR review, among others.

Now, in summary, if you turn to slide 12, we believe ViaCell strengthens an already-strong Genetic Screening business by providing additional scale and another growth leg. Together, we now feel that this gives us the ability to grow Genetic Screening to a $500 million business by 2010.

On the right side of slide 12, you see that the combination of our Genetic Screening business and ViaCell gets us to about $260 million to $270 million in revenue run rate for 2007. We believe 15% to 20% organic growth, supplemented by approximately $100 million of acquisition revenue over the next several years, could get Genetic Screening to approach a $500 million business by 2010.

In addition, we have talked about the synergies from a sales and marketing perspective and the opportunities to increase testing.

Finally, we believe there may be further benefits to leverage the long-term customer relationships that exist, as most customers will store the cord blood for 18 years. And in addition, we think there is additional opportunities to put more products through these channels. Overall, an exciting opportunity to create significant value for our customers and our shareholders.

Now I would like to open the call to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Joel Sendek, Lazard Capital Markets.

Joel Sendek — Lazard Capital Markets—Analyst

I have two questions. The first is, when will you commence the tender offer?

Jeff Capello — PerkinElmer—CFO

The tender offer — this is Jeff Capello — the tender offer process will start Wednesday of this week.

Joel Sendek — Lazard Capital Markets—Analyst

And then the second question is for Marc Beer. I am wondering if you can tell us a little bit about what the process was and whether the company was for sale and whether there were multiple bidders.

Marc Beer —ViaCell, Inc.—President and CEO

The process was that we were approached by PerkinElmer and looked at this opportunity very closely as a Board. We will be filing all the documents around this; then it will be clear what we did to assure our shareholders that this was the best offer. I shouldn’t comment until all those documents are filed more than that. But our goal as a Board and a management team was to get the best value for our shareholders, and we went through a process to do that.

I should also emphasize that our Board unanimously thought that this was an excellent transaction for both our shareholders and for the company.

Operator

Quintin Lai, Robert W. Baird.

Quintin Lai — Robert W. Baird—Analyst

Could you tell me a little bit about the competitive landscape for cord blood banking and the competitive advantages for ViaCell versus everyone else?

Marc Beer —ViaCell, Inc.—President and CEO

This is Marc Beer. This is a competitive market, although we have done, I think, an excellent job of positioning ourselves uniquely in this market by tying the highest quality, the highest regulatory thresholds. We’re an organization that believe in tying our science quality and regulatory thresholds to this market that differentiate us from anybody else.

We have been successful in the last 12 months of launching a couple differentiators that have caused a market share gain and momentum for us as an organization. One is the only FDA-approved collection bag. It went to a full FDA approval and it is the only fully FDA-approved sterile collection bag on the market. We also have an FDA-approved automation technology for processing the cells in our high-throughput lab. So we have worked hard as an organization of tying best-in-science quality and regulatory hurdles to differentiating ourselves in the market. And I think in the eyes of the consumer and the OB, we do offer a differentiated product offering, and it shows in our growth.

Quintin Lai — Robert W. Baird—Analyst

And then Greg mentioned something about cell-based therapy research. Was that primarily a lot of your R&D spend? And then any update on the timeline to potential divestiture?

Greg Summe — PerkinElmer—Chairman and CEO

We don’t want to speculate. I will let Marc talk a little bit about what the nature of that is. It is a lot of the R&D spend. But we’re not going to speculate on any type of divestment process. We are looking for strategic partners in that area. And we will just leave it at that at that time being. And Marc, I don’t know if you’ll make a comment about the research, but —

Marc Beer —ViaCell, Inc.—President and CEO

The only other comment I would make, Quintin, is I think there is a lot of value in that pipeline. And I know that Greg and team want to help us do the right thing to let that value be recognized. And I think we have a lot of opportunities to do that with the partnerships we have been successful in surrounding ourselves with our pipeline.

Quintin Lai — Robert W. Baird—Analyst

And then final question and I will jump back into the queue. I see your sales and marketing has been going up annually. Do you feel like that you have added infrastructure where you can blanket the U.S.? Or do you still think that there is still more to go in order to go from that ultimate goal of 30% adoption rate?

Marc Beer —ViaCell, Inc.—President and CEO

We have invested significantly in sales and marketing. And I know that Rob, Greg and team were excited about that channel. I can tell you that as a combined organization, there’s going to be some opportunities to leverage off of some of the products and the assets that PerkinElmer has. And I don’t think we fully understand what all those opportunities are. Rob, would you go any further than —

Rob Friel — PerkinElmer—President and COO

Yes, so I think we like the sales and marketing channels that ViaCell brings us. I think we will continue to look at opportunities to invest in there to make sure that we are maximizing the opportunity for growth. So while I would not expect it to continue at the rate that it has, I think there could be continued investments in that because we see these as exciting markets and we want to make sure that we are maximizing our opportunities to achieve that revenue growth.

Quintin Lai — Robert W. Baird—Analyst

Congratulations.

Operator

Jennifer Chao, Deutsche Bank.

Jennifer Chao — Deutsche Bank—Analyst

Marc, I am wondering if you can just walk us through the $7.25 valuation construction? Specifically, I’m pretty interested in how ViaCyte was valued in this process. Arguably, ViaCyte could be worth significantly more than the ViaCord opportunity. And what was the thinking there?

Marc Beer —ViaCell, Inc.—President and CEO

First off, very fair question. I should start by saying that our Board felt like this was an excellent transaction for ViaCell. And I want to comment about the valuation and say that it is a 54% premium off our close on Friday and a 60% premium off our 30-day average. And it is an excellent outcome, I think, for our shareholders.

I also want to say that this is an excellent outcome for both shareholders and our employees in the category. This category of cord blood banking, I think, in the overall broader platform of PerkinElmer is going to enable this category to really recognize its full potential and growth. So the comment on the value is the Board felt very good about the value. We looked at it very closely and unanimously approved that for that reason. But I think it is even more valuable beyond just the premium that we are getting paid for the organization. I think it is going to be good for the category and continued growth.

Jennifer Chao — Deutsche Bank—Analyst

Let me just press a little bit further. I think there is no question PerkinElmer is getting a tremendous value. The ViaCord business in and of itself is worth, I think, that $7.25. And I guess shareholders might be interested to know, Marc, was the divestiture of ViaCyte fully explored outside of the confines of the PerkinElmer transaction?

And I guess the second question would be what does PerkinElmer value ViaCyte at? And how much of an asset could that be divested for? You have talked about the ViaCyte opportunity as being potentially the first FDA-approved frozen oocyte technology. And a lot of that hope and opportunity was certainly part of the valuation thesis here. So wondering maybe if you can give us a little more detail to give shareholders comfort that that asset was fully explored with other parties.

Marc Beer —ViaCell, Inc.—President and CEO

Yes. No, I think I would say that when you look at ViaCyte, you look at the cardiac program and you look at ViaCord — all three of those assets I believe are very valuable. And I think that PerkinElmer is paying a very good premium for all three of those assets. You know I am passionate about both the therapeutic potential in the pipeline, as well as our commercial potential. And I think that they’re paying an excellent value for the whole corporation, and I think we looked at it very, very closely as a Board.

I don’t know if anybody wants to comment about ViaCyte specifically?

Greg Summe — PerkinElmer—Chairman and CEO

I don’t think we want to comment on anything outside the service business. And I think we will just leave it at that, and we will continue to look for partners as we go forward. But obviously, I think there was a lot of due diligence here based on the valuations that are established in the public market, and we went off those facts.

Jennifer Chao — Deutsche Bank—Analyst

Well, certainly I think a great deal for PerkinElmer. And congratulations all around.

Operator

Paul Knight, Thomas Weisel Partners.

Paul Knight — Thomas Weisel Partners—Analyst

You have not provided ‘08 guidance, so are you basically giving this guidance off of where the consensus is for ‘08?

Jeff Capello — PerkinElmer—CFO

This is Jeff. I would construe it to be that we were just doing the numbers off consensus, so don’t take the reference to be any different than that. It is just a delta off where we may end in terms of the guidance, but we have not completed that exercise for next year yet.

Paul Knight — Thomas Weisel Partners—Analyst

You had been showing margin expansion, and do you still expect to have margin expansion going forward?

Jeff Capello — PerkinElmer—CFO

I think we’ve talked about that a lot this year. I think you will see the margin expansion in the back half this year. And I think this is a tremendous business that has great operating margins that is going to help that process going forward. So I think we like where we are. We like the progress we are making, and this is going to accelerate that.

Paul Knight — Thomas Weisel Partners—Analyst

And could you address the markets that ViaCell was selling into? You have all of the state programs for newborn testing — the other is [what all] states. So what avenues should we expect you to be in with this deal?

Greg Summe — PerkinElmer—Chairman and CEO

You mean on the neonatal specifically, or broader than that? I think on the neonatal —

Paul Knight — Thomas Weisel Partners—Analyst

Where will the neonatal products go into now?

Greg Summe — PerkinElmer—Chairman and CEO

If you think about it now, what we sell almost exclusively to, at least in the U.S., is on mandated tests. What we believe ViaCell will help us to do is sort of reach those customers that will do supplemental tests in addition to what is mandated by their state.

So for example, if you are in a state that only does 20, and as we have talked about, we have the capability to do in excess of 50, while we are in discussion with the customer talking about cord blood, we believe it will be a relatively easy conversation to say, and in addition to the state-mandated neonatal testing that you received, would you like additional supplemental testing that will be performed by PerkinElmer?

Paul Knight — Thomas Weisel Partners—Analyst

So I should assume that they are talking to the same people at the state level?

Greg Summe — PerkinElmer—Chairman and CEO

No, this would be from a consumer perspective. So they are talking to the expecting parents.

Paul Knight — Thomas Weisel Partners—Analyst

And then lastly, their presence internationally?

Greg Summe — PerkinElmer—Chairman and CEO

Minimal to zero.

Marc Beer — ViaCell, Inc.—President and CEO

Yes, we don’t currently market. We get a little bit of business outside the U.S. that comes through people contacting us through the Internet. But the majority, 95%-plus of our effort and revenue is U.S. focused.

Operator

Jon Groberg, Merrill Lynch.

Jon Groberg — Merrill Lynch—Analyst

Just have a few questions here. One, for those of us that are less familiar with ViaCell, as it sounds like others are more familiar with it, but could you — in your statements, you said by bringing both the screening and the therapeutic benefits of these two businesses together, we can offer a more comprehensive solution to patients and practitioners. And then I’m just trying to qualify that statement — but then you are saying you’re looking to divest some of the therapeutic assets. I am sure it is just the fact that I am less familiar with the business, the ViaCord and the ViaCyte, as was mentioned before. So maybe you could just explain exactly what you’re looking to divest and what you’re looking to keep.

Rob Friel — PerkinElmer—President and COO

This is Rob. When I was talking about the combination of the therapeutic and the diagnostic, I was really talking about a number of the things that we screen for in Genetic Screening are — the treatment involves stem cells transplants. And so that is where I think the connection will hopefully reinforce the ability to do more screening from a Genetic Screening standpoint. And then to the extent we can screen for more things that can be treated through stem cell transplants, it sort of reinforces each other. So that was really the connection between the diagnostic — the screening, the diagnostic and the treatment.

Jon Groberg — Merrill Lynch—Analyst

So the therapeutic part of the business that you’re talking about divesting are — there has been a — just if I can make sure I am understanding — within the umbilical cord and the stem cell umbilical cord, there’s a number of other compounds — there’s a lot of R&D going into understanding how that can be utilized?

Rob Friel — PerkinElmer—President and COO

So in addition to doing the cord blood service, they were also conducting some research around some therapeutics that had cardiac possibilities in a number of other areas that they were spending a fair amount of R&D on and trying to develop new therapeutic products. And they were partnered with a number of people like J&J and Amgen, etc. That is the area that we’re talking about divesting.

Jon Groberg — Merrill Lynch—Analyst

And then just to follow up on the ViaCell, I assume that is 100% private pay; it is not reimbursed at all. I remember having a daughter recently and someone asked me to do this.

Rob Friel — PerkinElmer—President and COO

That is correct.

Jon Groberg — Merrill Lynch—Analyst

And what has been the pricing environment, say, over the last three years?

Marc Beer — ViaCell, Inc.—President and CEO

On pricing, we have been successful in being a pricing leader in this category. And we have taken up the price in the last three years twice, but that is not new. In the last seven years, we have just gradually taken our price up from the $1400, $1500 per stem cell sample that has been stored to, currently, our pricing is $1995, so $2000. So we have steadily increased our price over the last five to seven years at a steady pace. And I should also mention there is a very valuable storage component to this. We charge $125 for storage, which is an annuity payment that we get each year. And in the last seven years, we have done one price increase there. We used to charge $95 per year. We currently charge $125 per year.

Jon Groberg — Merrill Lynch—Analyst

So right now, someone would pay $1995 plus and then $120 each year?

Marc Beer — ViaCell, Inc.—President and CEO

That is correct.

Jon Groberg — Merrill Lynch—Analyst

And then have you gotten any commitments from key employees to stay after this acquisition?

Greg Summe — PerkinElmer—Chairman and CEO

Well, I would say, yes, we’ve got a pretty good understanding that the key employees will stick around with the PerkinElmer acquisition.

Jon Groberg — Merrill Lynch—Analyst

Any lockups with some of the senior managers? I didn’t know if there was any —

Greg Summe — PerkinElmer—Chairman and CEO

I don’t know what you mean by lockout, but there’s —

Jon Groberg — Merrill Lynch—Analyst

Is there lockouts so people can — oftentimes in acquisitions people will commit to three years or so. I was just curious if any of the senior managers —

Greg Summe — PerkinElmer—Chairman and CEO

No, I would say, nothing from a formal perspective.

Jon Groberg — Merrill Lynch—Analyst

And then the last question — can you just explain why you decided to go with the tender offer?

Greg Summe — PerkinElmer—Chairman and CEO

I think the tender offer approach was because we knew it was quicker.

Operator

Derek De Bruin, UBS.

Derek De Bruin — UBS—Analyst

Just getting back to a question that Quintin asked earlier, looking at the SG&A as a percentage of ViaCord revenues, it looks like it was about 107% in the first quarter, about 99% in the second quarter. Could you just give us some feel for what the — what actually is the SG&A burden on ViaCord?

Greg Summe — PerkinElmer—Chairman and CEO

Jeff, do you want to —

Jeff Capello — PerkinElmer—CFO

I think the way you’ve got to think about this, Derek — it’s Jeff — is that Marc and his team have been off building a world-class sales organization both in terms of the external people with the OB/GYNs and the internal telesales team and getting it to critical mass, and in doing so kind of expanding their coverage in the United States, of which they are coming close to having pretty good coverage. As a result, the sales and marketing expense relative to revenue has been a little high.

As those sales reps get entrenched in their territories, the revenue quickly catches up. And that is what you are seeing now — you’re seeing that the sales and marketing as a percentage of sales is dropping. We would expect that to continue. We would expect, as Rob and Greg have pointed out, to put more product through that channel, NTD being one, prenatal panels in the U.S. in the future, as well as other products. We expect that sales and marketing percentage to continue to drop as revenue grows in the 20% range per year to the point where we would expect, in year two, 2009, the operating margins for this business would be north of 20%.

I think at this point that is as specific as we will get on sales and marketing.

Derek De Bruin — UBS—Analyst

That is helpful. You’ve lowered your revenue guidance, ViaCell lowered its revenue guidance for 2007. What was the basis behind that?

Marc Beer — ViaCell, Inc.—President and CEO

We had a strategic collaboration that we started in the beginning of the year, which is with an organization called Mothers Work. And that is a collaboration that we had several years ago, worked very well for us — we re-established it in January. And the impact that that had on our business started a little bit later than we expected this year.

So it is an excellent growth engine for us. It is performing very well for us right now. But it kicked in a little bit later in the year than we expected. We get the data on these parents — this is a collaboration that is on the consumer side, so we get a tremendous database of about 2 million of the 4 million birthing women. And we get that information in month four, month five, month six. But we don’t count revenue until obviously the child is delivered and the stem cells are stored. So the impact on that happened a little bit later in the year, and we will have the full impact in 2008 for that collaboration.

Jeff Capello — PerkinElmer—CFO

Having said that, I think Marc is being a little modest. This business has been growing 20% per quarter for the last eight quarters, so the business has been very strong.

Derek De Bruin — UBS—Analyst

And I am sorry if I am being a little stupid here, but what exactly is your infrastructure? Is it a basic warehouse with nitrogen freezers?

Marc Beer — ViaCell, Inc.—President and CEO

Yes, this is — this comes from the person that had a lot to do with building it. It is a lot more than that. And I think the PerkinElmer team has spent a significant amount of time there and has a lot of respect for our manufacturing facility.

This is a high-throughput processing facility, which is a cleanroom, that stem cells are processed. And basically, we get a cord blood in and we take the stem cell pool off of that cord blood and then send it through a control rate freeze process and then store it in a long-term storage facility. And the long-term storage facility is a large facility with direct liquid nitrogen tanks that we keep the stem cells at a negative 196. That is what the manufacturing facility is.

And I think it’s — we just announced an expansion of that facility in the last two weeks because of the growth of the business. And I know that the PerkinElmer organization has the ability now to even leverage that manufacturing facility beyond just what we do there.

Derek De Bruin — UBS—Analyst

What’s the maintenance CapEx on that facility?

Jeff Capello — PerkinElmer—CFO

I think the CapEx expectation for this business is somewhere in the $1 million to $2 million a year range.

Derek De Bruin — UBS—Analyst

I have gotten pinged from a couple of investors as I’m sitting here chatting with you. And I guess the question they want to ask is, it looks like the business was certainly accelerating — the ViaCord business was certainly accelerating — why you thought the time to sell was right was now — why was this the right time to sell the business?

Marc Beer — ViaCell, Inc.—President and CEO

I couldn’t understand the question.

Greg Summe — PerkinElmer—Chairman and CEO

Why is the time to sell — the business is accelerating, so why is this —

Marc Beer — ViaCell, Inc.—President and CEO

I think our future is very bright. But I think that this is an opportunity to take the organization to a completely different level. And I also think that the opportunity that PerkinElmer has offered us both in the consideration they are paying for the business, combined with the strategic value of the combined businesses, outweighed the stand-alone decision. And that is the decision the Board made.

Derek De Bruin — UBS—Analyst

Fair enough. One more question, Jeff. This goes back to reiterating off of Paul Knight’s question. So you are looking at the $1.47 is the current consensus for ‘08 and then $1.68 in ‘09 — those were the numbers you were working your math off of?

Jeff Capello — PerkinElmer—CFO

Yes. That is correct.

Operator

(OPERATOR INSTRUCTIONS). Tony Butler, Lehman Brothers.

Tony Butler — Lehman Brothers—Analyst

Just two brief questions. One is, could you spend a little bit of time on IP around ViaCord?

And the second question revolves around the Mothers Work agreement — Marc, what was the rationale? Since the business had been growing at 20%-plus, per Jeff’s comments, what was the rationale to reengage that consumer? And then I guess more importantly, can you drill down a little bit and factor in what might be that additional revenue, even as a percent that may come from simply that telemarketing?

Marc Beer — ViaCell, Inc.—President and CEO

Your first comment or first question was about IP. There is not IP in the field of cryopreserving umbilical cord stem cells. However, we have taken a very strong approach of looking at differentiation in both an IP way, as also just scientific regulatory hurdles that the competition cannot achieve. And I think we have been successful in the scientific and quality and regulatory hurdles that differentiate us. But there is not a silver bullet in cord blood banking of stem cells from an IP standpoint. But I do think that there is opportunities for IP on a go-forward basis that we look at very carefully and will look at in combination with the combined organization very carefully. That is where IP sits today, and differentiation.

On Mothers Work, we had this collaboration before. And as you comment, it performed for us very well. When we lost this, we lost it to a competitor, and they went through a lot of growth. And I’m glad we got this collaboration back.

I should comment a little bit about what this collaboration is. There is a very important component to our business which is both consumer and the OB. And on the consumer side, there is not a better data source and collaboration to give you good information about the birthing lives from a demographic profiling standpoint. So we can calibrate our marketing based on a lot of information that we get from the customers that shop in Mothers Work stores.

So it is a more efficient consumer engine than what we were doing before. So we are in the process this year of shutting down some of the consumer spend that we were doing elsewhere and converting it to Mothers Work because it is a more efficient consumer educational collaboration. And we know that because we had it before. And I think on a go-forward basis, there’s an opportunity to leverage some of the products that Rob talked about during the call across that collaboration that we have. So I think it is a very important collaboration. It is one that is delivering for us now. And it is an important growth engine for us.

Tony Butler — Lehman Brothers—Analyst

And Marc, how long is that collaboration? Does it have a fuse to it?

Marc Beer — ViaCell, Inc.—President and CEO

Yes, so that is an exclusive collaboration for three years, and we started it January this year.

Operator

At this time, there are no further questions in queue, and I would like to turn the call back over to Mr. Greg Summe. Please proceed, sir.

Greg Summe — PerkinElmer—Chairman and CEO

Thank you, operator. We are very pleased to be able to announce this transaction with ViaCell. As you can tell by our comments, we believe this further strengthens our leadership position in newborn health through a broader product range, greater scale and deeper channel penetration. Financially, we believe it is accretive to our growth rate, our margins and our 2009 adjusted EPS. We look forward to updating you on our progress during the third-quarter conference call, which we will hold in late October. This call is adjourned. Have a great evening. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a wonderful day.

Important Additional Information Will Be Filed with the Securities Exchange Commission (SEC)

This transcript is neither an offer to purchase nor a solicitation of an offer to sell shares of ViaCell, Inc. Victor Acquisition Corp. has not commenced the Offer for shares of ViaCell stock described in this document.

Upon commencement of the Offer, Victor Acquisition Corp. and PerkinELmer Inc. will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Following commencement of the Offer, ViaCell will file with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Shareholders should read the offer to purchase and solicitation/recommendation statement and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the Offer.

Shareholders can obtain these documents when they are filed and become available free of charge from the Securities and Exchange Commission’s website at www.sec.gov, or from PerkinElmer by directing a request to PerkinElmer, 940 Winter Street, Waltham, Massachusetts 02451, Attention: Michael A. Lawless, Vice President of Investor Relations or from ViaCell, Inc., 245 First Street, Cambridge, MA, 02142, Attention: Justine Koenigsberg, Senior Director, Corporate Communications.

Cautionary Note Regarding Forward-Looking Statements

Statements in this transcript regarding the proposed transaction between PerkinElmer and ViaCell, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for and expansion of the combined company, the expected impact of the anticipated transaction on PerkinElmer’s earnings, the extent to which the transaction advances PerkinElmer’s business, expectations for growth of the family cord blood banking market and the ViaCord business, the advancement of ViaCell’s product candidates and plans for ViaCell’s therapeutic and research business, and any other statements about PerkinElmer or ViaCell managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the possibility that certain closing conditions to the transaction will not be met; the ability to consummate the transaction, the ability of PerkinElmer to successfully integrate ViaCell’s operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2006, and in ViaCell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each of which has been filed with the SEC. Except as otherwise required by law, PerkinElmer and ViaCell disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this transcript.